Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and  related Prospectus of Albireo Pharma, Inc. for the registration of common stock, preferred stock, debt securities, warrants, rights and units, and to the incorporation by reference therein of our report dated February 25, 2021, with respect to the consolidated financial statements of Albireo Pharma, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 25, 2021